Exhibit 4.1

KENNY INFORMATION SYSTEMS,

A Division of J. J. Kenny Co., Inc.
55 Water Street, 45th Floor
New York, New York 10021
Telephone: 212-438-2000
Fax: 212-438-3985/3986
Frank A. Ciccotto, Jr.
Vice President

January 10, 2001

Merrill Lynch Pierce Fenner & Smith Incorporated Defined Asset Funds P.O. Box 9051 Princeton, NJ 08543-9051 The Bank of New York 101 Barclay Street, 20 W New York, N.Y. 10286

Re: Municipal Investment Trust Fund,

Intermediate Term Series 416

Defined Asset Funds

Gentlemen:

    We have examined the Registration Statement File No. 333-50354 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.

    In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

    You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                          Sincerely,

                          FRANK A. CICCOTTO, JR.
                          VICE PRESIDENT